Exhibit (d)(3)

FORM OF WAIVER AGREEMENT

Waiver Agreement (“Waiver Agreement”) dated as of                     , by and among BlackRock Liquidity Funds (the “Trust”),                     (“Service Organization”) and BlackRock Investments, LLC (“BRIL”, and collectively with the Trust and Service Organization, the “Parties”).

BACKGROUND

WHEREAS, the Trust offers, or will offer Select Shares, Private Client Shares, and/or Premier Shares, in each of its TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund portfolios of the Trust;

WHEREAS, BRIL serves as the Trust’s principal underwriter pursuant to a Distribution Agreement with the Trust dated as of October 1, 2008 (the “BRIL Distribution Agreement”);

WHEREAS, Service Organization will provide certain sales support and distribution services with respect to the Select Shares, Premier Shares and/or Private Client Shares pursuant to the Select Shares, Premier Shares and/or Private Client Shares Distribution Plans, respectively (collectively, the “Distribution Plans”);

WHEREAS, Service Organization will provide certain shareholder services to the Select Shares, Private Client Shares and Premier Shares pursuant to the Select Shares, Private Client Shares and Premier Shares Shareholder Services Plans, respectively (collectively, the “Shareholder Services Plans”);

WHEREAS, BlackRock Advisors, LLC (“BALLC”) serves as manager to each of the Trust’s portfolios pursuant to a management agreement dated as of July 1, 2011 (the “Management Agreement”);

WHEREAS, the Trust and BALLC are parties to that First Amended and Restated Expense Limitation Agreement dated as of February 15, 2011 (as amended, the “BALLC Waiver Agreement”), pursuant to which BALLC has agreed to waive fees owed by the Trust and reimburse certain expenses incurred by the Trust;

WHEREAS, under the BALLC Waiver Agreement, BALLC has agreed to waive management fees otherwise payable to it under the Management Agreement, or to reimburse ordinary operating expenses, to the extent necessary so that the combined “Management Fees” and “Miscellaneous Expenses” described in the Prospectuses for the Select Shares, Premier Shares and Private Client Shares do not exceed 0.18% of the average daily net assets of TempFund and TempCash, and do not exceed 0.20% of the average daily net assets of FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund (the “BALLC Expense Caps”); and

WHEREAS, Service Organization and BALLC wish to enter into this Waiver Agreement in order to agree to certain fee waivers for the Trust’s Select Shares, Premier Shares and Private Client Shares after giving effect to the BALLC Waiver Agreement.

NOW THEREFORE, in consideration of the foregoing, the Parties intending to be legally bound, hereby agree as follows:

1. After the fee waivers and/or expense reimbursements made by BALLC pursuant to the BALLC Expense Caps, effective as of the date hereof, based on the applicable fee arrangement in place at the time, BRIL shall waive all or a portion of the fees to which it is entitled under the Distribution Plans and Service Organization shall proportionately waive all or a portion of the fees to which it is entitled under the Distribution Plans (and applicable related distribution and sales support agreements) and the Shareholder Services Plans (and applicable related servicing agreements) so that after such waivers, the maximum net ordinary operating expense ratios of the Trust’s Select Shares shall not exceed 1.00% for each of TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund and the maximum net ordinary operating expense ratios of the Trust’s Premier Shares and Private Client Shares will not exceed 0.68% for each of TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and/or New York Money Fund.

2. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

3. This Agreement is effective as of                     and shall not be terminated before March 1,             , and will renew automatically on February 28 of each year for an additional one-year period unless a Party terminates this Waiver Agreement by providing written notice to the other Parties at least 75 days prior to the commencement of the successive one-year period.

IN WITNESS WHEREOF, the parties hereto have caused the Waiver Agreement to be executed by their officers designated below.

BLACKROCK LIQUIDITY FUNDS	BLACKROCK INVESTMENTS, LLC

By:	By:
Name:	Name:
Title:	Title:

[SERVICE ORGANIZATION]

By:
Name:
Title:

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